FORM 10-Q
TERRANO CORPORATION
Exhibit 11


Computation of Weighted Average Number of Shares Outstanding and
Per Share Earnings

                                                       Three Months Ended
                                                      March 31, (Unaudited)
                                                      1995            1994

Earnings (loss) available for common shareholders:

    Net earnings (loss)                             $ (443,037)    $(203,758)



Weighted average number of common shares outstanding and earnings per share:

Primary:

    Weighted average number of common shares out-
    standing                                         6,003,871     5,291,938


    Dilutive effect of options and warrants using
    treasury stock method                              ------        ------


    Weighted average number of common and common
    equivalent shares outstanding                    6,003,871     5,291,938


Earnings (loss) per share - primary                 $    (0.07)   $    (0.04)



Fully diluted:


    Weighted average number of common shares
    outstanding                                      6,003,871     5,291,938


    Dilutive effect of options and warrants using
    treasury stock method                              ------         ------

    Weighted average number of common and common
    equivalent shares outstanding assuming full
    dilution                                         6,003,871     5,291,938


Earnings (loss) per share - fully diluted           $    (0.07)   $    (0.04)